Exhibit 99.1

News

CONTACTS:	ANALYSTS	MEDIA
	Vernon L. Patterson	William C. Murschel
	216.689.0520	216.471.2885
	Vernon_Patterson@KeyBank.com	William_C_Murschel@KeyBank.com

Christopher F. Sikora
216.689.3133
Chris_F_Sikora@KeyBank.com

INVESTOR	KEY MEDIA
RELATIONS: www.key.com/ir	NEWSROOM: www.key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP ANNOUNCES IMPLEMENTATION OF GOVERNANCE
ENHANCEMENTS FOR EXECUTIVE COMPENSATION AND
SETTLEMENT OF DERIVATIVE LITIGATION
     CLEVELAND, Mar. 25, 2011 — The KeyCorp Board of Directors announced that it has taken specific steps in the implementation of corporate governance enhancements adopted by the Board in December 2010, following the recommendations of a special Board committee that had studied the matter for nearly nine months.
     KeyCorp also announced that, with the implementation of these enhancements, it would settle derivative claims filed against the Company, certain current and former Directors, and certain officers over 2009 executive compensation practices.
     In 2010, the Board of Directors formed a special committee of independent directors to review KeyCorp’s executive compensation practices. In December 2010, the Committee recommended specific enhancements to KeyCorp’s corporate governance practices.
     “The special committee conducted extensive research into best practices in executive compensation and the Board of Directors firmly believes these enhancements to be in the best interests of shareholders,” said Alexander “Sandy” Cutler, KeyCorp’s Lead Director.
     The enhancements have been or are in the process of being implemented, and will be reported in full in the proxy statement for KeyCorp’s Annual Meeting in May, said Cutler.
Following is a summary of the significant aspects of the corporate governance enhancements:
•	KeyCorp will formally respond to the May 2010 non-binding shareholder vote on KeyCorp’s executive compensation in the 2011 proxy statement. In the future, the Board or its Compensation and Organization Committee will respond to any negative “Say on Pay” vote within 90 days.

•	The Compensation and Organization Committee has reaffirmed its historical “Pay for Performance” approach to compensation.

•	Once KeyCorp has repaid the funds it received under TARP and is fully able to re-implement its Pay for Performance approach to executive compensation, executive incentive compensation will be tied primarily to performance-based measures. Length-of-service measures will be used sparingly and incentive compensation will include risk adjustments where appropriate. Measures will be implemented by which the Board of Directors can assess KeyCorp’s alignment in practice with its Pay for Performance philosophy, and performance against these measures for the preceding year will be communicated to the Board and shareholders on a regular basis.

•	Each year, the full Board will be briefed on the structure of KeyCorp’s incentive compensation plans and the compensation philosophy that drives them, and will discuss its philosophy on compensation before the Compensation and Organization Committee sets compensation for that year. The Board also will provide periodically for a full discussion, consistent with the independence of the Compensation and Organization Committee under applicable law, of KeyCorp’s compensation philosophy, programs and implementation to improve full Board awareness and understanding of executive compensation.

•	The Board will implement formal mechanisms for the Risk Management Committee and the Audit Committee to make the Compensation and Organization Committee aware of issues that may impact KeyCorp’s future financial performance and therefore affect incentive compensation awards. Specifically,
•	The Risk Management Committee will routinely look at concentrations of business and the incentive compensation associated with those businesses and advise the Compensation and Organization Committee of its findings.

•	Similarly, the Audit Committee will oversee regular audits of the compensation process, by KeyCorp’s internal or external auditors as appropriate, and will make the Compensation and Organization Committee aware of the audit results as well as any other issues that may impact KeyCorp’s future financial performance and therefore affect incentive compensation awards.
•	KeyCorp will develop a policy for determining the impact of extraordinary events on compensation decisions and for dealing systematically with the impact that extraordinary financial events have on incentive compensation awards.

•	Where KeyCorp identifies a significant risk that potentially affects executive compensation in a material way, the Compensation and Organization Committee will assess whether and how that risk should be allocated for compensation purposes.

•	As an ongoing objective, KeyCorp will strive to reduce the number and types of incentive compensation plans in place to an optimal level for aligning pay and performance.

•	To assure separation of KeyCorp’s management’s opinions from those of the Compensation and Organization Committee’s independent compensation consultant, the Board has instructed KeyCorp management to retain a separate compensation consultant to work with management in developing recommended compensation plans and performance targets. The

Compensation and Organization Committee also is considering whether to retain independent counsel for the Compensation and Organization Committee.

•	As reflected in the proxy statement for the Annual Meeting, KeyCorp has reviewed the Compensation Discussion and Analysis format to eliminate repetition, excess verbiage, and unnecessary use of technical language, in a continuing attempt to improve the communication of the linkage between its compensation philosophy and practices, to develop a more “reader friendly” document, and to provide as “plain English” an approach to the CD&A as practicable.
Settlement of Derivative Litigation
     While the Committee was conducting its review of executive compensation practices, two plaintiffs filed derivative claims against the Board and several officers challenging the Company’s 2009 executive compensation. These lawsuits were consolidated as In re KeyCorp Derivative Litigation, pending in the U.S. District Court for the Northern District of Ohio. The plaintiffs’ lawyers were invited to lay out all of their concerns to the Committee. The Committee considered those concerns in full and unanimously rejected the derivative claims. In fact, the Committee believes that the Board and the Company’s officers acted in good faith and in the best interests of the Company and its stockholders at all relevant times.
     While not admitting the validity of any allegations made in the derivative claims, the Company did agree to take into account suggestions on the implementation of the corporate governance enhancements already adopted by the Board and certain compensation matters. Those discussions led to a settlement of the derivative litigation which all parties to the litigation have asked the court to approve. A formal notice of the settlement has been filed with the SEC and posted on KeyCorp’s website at www.key.com, along with the full Stipulation and Agreement of Settlement.
Meyer to Serve as Non-executive Employee
     As announced in a separate news release today, KeyCorp CEO-elect Beth E. Mooney has asked retiring Chairman and CEO Henry L. Meyer III to remain as a non-executive employee for up to one additional year to help facilitate the transition of his longstanding industry and community relationships. During his service as Chairman and CEO for the first four months of 2011, Meyer’s cash and salary stock compensation remains at an annualized level of $3 million, the same as in 2010.
     After May 1, 2011, Meyer’s employment will be governed by a letter agreement to be filed with the SEC, which provides that Meyer will be paid an annualized salary of $240,000 with no equity components, will be eligible to participate in Key’s various employee benefit plans to the same extent as any other Key employee, and will continue to vest in his outstanding equity awards. While an employee, Meyer will not begin receiving retirement distributions from Key’s pension or other retirement plans. As detailed in the SEC filing, Meyer will continue to remain subject to certain provisions of his current agreement, including the non-compete requirements. Meyer will be eligible for a cash incentive compensation award of up to $500,000 based on both his and Key’s 2011 performance (determined and/or adjusted to take into account the portion of the 2011 year during which Key is subject to the restrictions on compensation under TARP). As part of the settlement of the derivative litigation described above, the exercise period for options granted to Meyer with an effective date of June 12, 2009 and original expiration date of June 12, 2019 will be shortened to expire on April 30, 2015. Meyer will not be granted a new award of stock options or restricted stock for the 2011 Plan year. When KeyCorp repays its TARP obligations, if the Board subsequently adopts any long-term equity compensation program, Meyer will not be eligible to participate in any such program.

     Cleveland-based KeyCorp (NYSE: KEY) is one of the nation’s largest bank-based financial services companies, with assets of approximately $92 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/about key.
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